INVENTRUST PROPERTIES CORP.
DIRECTOR COMPENSATION PROGRAM

This InvenTrust Properties Corp. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company (the “Directors”) shall be effective as of June 19, 2015 (the “Effective Date”).

Cash Compensation

Effective as of January 1, 2015, annual retainers will be paid in the following amounts to Directors:

Director:	$65,000
Chair of Audit Committee:	$23,000
Chair of Compensation Committee:	$17,500
Chair of Nominating and Governance Committee:	$12,000
Non-Chair Audit Committee Member:	$10,000
Non-Chair Compensation Committee Member:	$7,500
Non-Chair Nominating and Governance Committee Member:	$5,000
Interim Non-Executive Chairman (additional retainer):	$30,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

2015 Grant:
Each Director who is serving on the board of directors of the Company (the “Board”) at the Effective Date shall, on the Effective Date, automatically be granted restricted stock units (“RSUs”) with a value of $110,000 (the “2015 Grant”). Each 2015 Grant shall vest in full on the date of the first annual meeting of the Company’s stockholders following the Effective Date, subject to the Director’s continued service through the vesting date.

Annual Grant:
Each individual who is initially elected as a Director on the date of an annual meeting of the Company’s stockholders and each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders and who is re-elected as a Director at such annual meeting shall, within thirty (30) days following the announcement of the Valuation (as defined below) applicable to the year in which the Director is initially elected or re-elected, as applicable, automatically be granted RSUs with a value of $110,000 (the “Annual Grant”), and a tandem dividend equivalent award with respect thereto. Each Annual Grant shall vest in full on the date of the first annual meeting of the Company’s stockholders following the Director’s election or re-election, as applicable, subject to the Director’s continued service on the vesting date.

For purposes of this Program, “Valuation” shall mean the annual determination by the Board of the estimated value of the common stock of the Company.

Business Expenses

The Company shall reimburse each Director for reasonable business expenses incurred by such Director in connection with his or her services to the Company (including, without limitation, expenses for continuing education programs), pursuant to the Company’s standard expense reimbursement policy as in effect from time to time.

Miscellaneous

For purposes of determining the number of RSUs subject to the 2015 Grant and each Annual Grant, the dollar value of such grant shall be divided by the fair market value of a share of common stock of the Company on the date of such grant, as determined by reference to the applicable Valuation, in each case rounded up to the nearest whole RSU.

The terms of each award of RSUs (including, without limitation, the form of payment under such award) and dividend equivalents shall be set forth in an award agreement in a form prescribed by the Board, and RSUs and dividend equivalents granted under this Program shall be subject to the terms of such award agreement and the applicable Company equity incentive plan under which the award is granted.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective as of the Effective Date. This Program may be amended, modified or terminated by the Board at any time and from time to time its sole discretion.